Exhibit 10.19

August 1, 2019

Patrick Archambault

938 La Mesa Terrace, Unit G

Sunnyvale, CA 94086-2477

Re: Amended Employment Terms

Dear Pat:

As you know, you are currently employed by Quanergy Systems, Inc. (the “Company”) in the position of Vice President, Finance, under the terms of an offer letter from the Company dated August 1, 2016 (the “Offer Letter”). The Company is amending the terms of your offer letter to reflect your new position as Chief Financial Officer (“CFO”) and the corresponding change in compensation and benefits.

Effective August 17, 2019 (the “Effective Date”), your new title will be CFO. You will report to the Chief Executive Officer, Louay Eldada, PhD. Your salary as of the Effective Date will be $205,000 annually, to be paid in accordance with the Company’s regular payroll practices. You will continue to work at our facility located in Sunnyvale, CA and the Company may change your position, duties, and work location from time to time in its discretion. Performance appraisals will be made periodically, and, when appropriate, your salary rate and your stock option position will also be reviewed relative to your performance and our then-current salary compensation and equity structures.

Subject to the approval of the Board of Directors of the Company (the “Board”) and the provisions of the Company’s 2013 Stock Incentive Plan, as amended (the “Plan”), and conditioned on a favorable review of your performance during the period of August 17, 2019 through February 17, 2020, as determined by the Company in its sole discretion, you will receive an option to purchase 40,000 shares of Common Stock of the Company (the “Performance Option”), at a per share purchase price determined by the Board to be the fair market value of the Common Stock at the time of grant. The shares subject to the Performance Option shall vest over a four (4) year period so that 1/48th of the Shares subject to the option shall vest monthly on the last day of the month, so that the option will be fully vested and exercisable four (4) years from the Effective Date, provided that you are still employed at the time of any such vesting. The Performance Option and the shares subject to the Performance Option will be subject to the provisions of the Plan and a Stock Option Agreement to be entered into by you and the Company, and will be subject to dilution when and if additional investments are made or received by the Company. Nothing in this letter modifies or affects the terms of any other options to purchase shares of the Company’s Common Stock previously granted to you, including the option to purchase 12,000 shares of Common Stock of the Company as stated in your Offer Letter.

The Company is also amending the terms of your Offer Letter to include the severance benefits set forth below.

If the Company terminates your employment without Cause (as defined in the Plan), and other than as a result of your death or disability, or you resign for Good Reason (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

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The Company will pay you an amount equal to six (6) months of your then current base salary, less all applicable withholdings and deductions, paid over such six (6) month period, as described further below;

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If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (a) the close of the six (6) month period following the termination of your employment, (b) the expiration of your eligibility for the continuation coverage under COBRA, or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and

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The Company will accelerate the vesting of any options to purchase the Company’s Common Stock as of the date of your termination such that you will be deemed vested in those shares that would have vested in the six (6) month period following your termination, had you remained employed.

In the event such termination without Cause or resignation for Good Reason occurs within the twelve (12) month period following the closing of a Change in Control (as defined in the Plan), then in lieu of the Severance Benefits, you will be eligible for the following severance benefits (the “CIC Severance Benefits”):

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The Company will pay you an amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period, as described further below;

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If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (a) the close of the twelve (12) month period following the termination of your employment, (b) the expiration of your eligibility for the continuation coverage under COBRA, or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and

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The Company will accelerate the vesting of any options to purchase the Company’s Common Stock as of the date of your termination such that you will be deemed vested in 100% of your options to purchase the Company’s Common Stock.

Both the Severance Benefits and the CIC Severance Benefits are subject to approval by the Board on or before August 22nd 2019 and are conditional upon (a) you continuing to comply with your obligations under your Employee Confidential Information and Inventions Assignment Agreement; (b) you delivering to the Company an effective, general release of claims in favor of the Company in a customary form acceptable to the Company within sixty (60) days following your termination date; and (c) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board). The base salary component of the Severance Benefits (or CIC Severance Benefits, if applicable) will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum those amounts that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of such payments being paid as originally scheduled.

For purposes of this offer letter, you will have “Good Reason” for your resignation if any of the following actions are taken by the Company without your prior written consent: (a) a material diminution in your duties, authority, responsibilities, or title; (b) a material reduction in your annual base salary; (c) a relocation of your principal place of employment such that your commute increases by thirty-five (35) miles; or (d) a material breach by the Company of any obligation to you under any written agreement; provided that Good Reason shall not exist unless you first give written notice to the Company of the alleged basis for Good Reason within thirty (30) days after its occurrence, the Company fails to cure the same within thirty (30) days after such written notice, and you resign within thirty (30) days after the conclusion of such cure period.

It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

This letter agreement, together with the Offer Letter, is the complete and exclusive statement of the terms and conditions of your employment with the Company. Nothing in this letter alters the at-will status of your employment relationship with Company, by which both you and Company have the right to terminate your employment at any time, with or without cause and with or without advance notice. Further, the terms set forth herein supersede and replace any and all prior agreements or representations made to you concerning your title, compensation, and severance benefits, whether written or oral. This letter agreement cannot be modified, amended or extended except in a writing signed by you and the CEO. This letter agreement shall be governed in all aspects by the laws of the State of California.

Please sign below to indicate your acceptance of these terms by August 2, 2014.

We look forward to continuing our productive and enjoyable work relationship.

Sincerely,

/s/ Louay Eldada
Louay Eldada, PhD, Chief Executive Officer

Understood and accepted:

/s/ Patrick Archambault
Patrick Archambault

8-2-19
Date

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